Exhibit 12-A


               Chrysler Financial Corporation and Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                            (dollars in millions)

                                                         Year Ended December 31,
                                  ------------------------------------------------------------------
                                      1997           1996          1995           1994          1993
                                      ----           ----          ----           ----          ----
Net earnings before cumulative
 effect of changes in
 accounting principles               $  419         $  376         $  339         $  195      $  159

 Add back:
  Taxes on income                       218            210            183            120         108
  Fixed charges                         832            813            927            772         810
                                     ------         ------         ------         ------      ------
   Earnings available for fixed
    charges                          $1,469         $1,399         $1,449         $1,087      $1,077
                                     ======         ======         ======         ======      ======


 Fixed charges:
  Interest expense                   $  816         $  797         $  910         $  754      $  791
  Rent                                   16             16             17             18          19
                                     ------         ------         ------         ------      ------
   Total fixed charges               $  832         $  813         $  927         $  772      $  810
                                     ======         ======         ======         ======      ======


Ratio of earnings to fixed charges     1.77           1.72           1.56           1.41        1.33
                                     ======         ======         ======         ======      ======


The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).